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                                                                    EXHIBIT 23.5

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


     We hereby consent to (i) the use in the Prospectus (the "Prospectus") constituting a part of the Registration Statement on Form S-4 filed by Queen Sand Resources, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, of information contained in our reserve reports relating to the oil and natural gas reserves and future net revenues of oil and natural gas reserves as of June 30, 1997 (other than with respect to the Property Acquisitions (as defined in the Prospectus)) and December 31, 1997 (other than with respect to the Morgan Properties (as defined in the Prospectus)) and all references to such report letters and/or to this firm in such Prospectus, (ii) the incorporation by reference in the Prospectus of information contained in our reserve report relating to the proved oil and gas reserves of the Company at June 30, 1997 (other than with respect to the Property Acquisitions (as defined in the Prospectus)) and in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, as amended by Form 10-KSB/A filed April 23, 1998 and (iii) further consent to our being named as an expert therein in the section titled "Engineers."


                                       H.J. GRUY AND ASSOCIATES, INC.